                                  SELLING GROUP AGREEMENT
                        Dated:
 , 19
To Whom It May Concern:
  We are the principal underwriter of shares of American Growth Fund, Inc. (the "Fund"). Subject to the terms and conditions of this letter agreement, we will sell such shares to you to cover orders received by you as a principal for your customers.
  1.ORDERS. All non-qualified plan mail orders should be sent, together with check payable to American Growth Fund Sponsors, Inc. in the gross amount, directly to State Street Bank and Trust Company, c/o American Growth Fund, Inc., P.O. Box 8500, N. Quincy, MA 02171-8500. All wire orders should be telephoned to our toll-free number, 800-525-2406, or to 303-623-6137. All wire order confirmations and transfer instructions should be sent directly to State Street Bank and Trust Company. All qualified retirement plan mail orders should be sent to State Street Bank and Trust Company, c/o American Growth Fund, Inc., P.O. Box 8500, N. Quincy, MA 02171-8500. Such orders will be accepted and confirmed to you at the applicable public offering prices described in the Fund's currently effective prospectus, less the dealer discount described in paragraph 3 below and expenses, if any.
  2.PAYMENT AND DELIVERY. Upon receipt of confirmation you will pay promptly the net amounts due as shown thereon, including any transfer taxes due on sale by you as principal to your customer. Payment should be made payable to American Growth Fund Sponsors, Inc. and should be delivered to:
                            State Street Bank and Trust Company
                              c/o American Growth Fund, Inc.
                                       P.O. Box 8500
                                      2 Heritage Dr.
                                    N. Quincy, MA 02171
  3.SALES  CHARGE  AND  DEALERS  DISCOUNT
    (a)The sales charges and discounts allowed to dealers on shares purchased through us are as follows:
                                       Percentage of Applicable Public
Offering Price       Single Transaction                 Total Sales Charge
     Dealer Discount
      Less than $50,000                         5.75%
5.00%
      $50,000 but less than $100,000            4.50%
3.75%
      $100,000 but less than $250,000           3.50%
2.75%
      $250,000 but less than $500,000           2.50%
2.00%
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      $500,000 but less than $1,000,000         2.00%
1.60%
      $1,000,000 and over                       0.00%
0.00%
      In determining the sales charge and dealer discount applicable to each purchase all previous purchases by the customer may be aggregated, in
accordance with and subject to the terms of       the prospectus.

    (b)The above scale applies to aggregate purchases by an individual, his spouse and children under 21, a trustee or fiduciary of a single trust or
fiduciary account, tax exempt organizations       enumerated in Section
501(c)(3) of the Internal Revenue Code, and employees' trusts, profit sharing and other employee benefit plans qualified under Section 401 of the Internal Revenue
      Code, 403(b) Plans and except for 401(k) Plans, in which each 401(k) investor is considered separately for purposes of computing sales charges.
Provided, however, that the term "any       person" shall not include a
group of individuals whose funds are combined directly or indirectly, for the purchase of shares of the Fund jointly or through a trustee, agent,
custodian or       other representative, nor shall it include a trustee,
agent, custodian or other representative of such a group of individuals.
      In addition, any of the persons enumerated above may sign a statement of intention in the form provided by us covering purchases to be made
within a period of 13 months and thereby       become eligible for the
reduced sales charge applicable to the total amount purchased or to the amount of the specified intended purchase, whichever amount is less,
provided such amount       is not less than $50,000.
    (c)Purchase of Fund shares at net asset value is available to dealers for their own account or for retirement plans for their employees or sold
to employees of such dealers (and their spouses       or for accounts for
their minor children) that have sales agreements with the underwriter. Such persons must give written assurance that their purchase is made for
investment purposes       and that the securities will not be resold except
through redemption or repurchase by the issuer.
    (d)If any shares are repurchased by the Fund or by us for the account of the Fund or are tendered for redemption within seven business days after
confirmation to you of the original purchase       order for such shares,
you shall forthwith refund to us (or we may retain) the full dealer discount allowed to you on the original sale, and upon receipt thereof we
will as soon as practicable       thereafter pay to the Fund the full
amount of the sales charge on the original sale by us. We will notify you of such repurchase or redemption within 10 days of the date on which the certificate representing such shares is delivered to us or to the Fund.
  4.OTHER  TRANSACTIONS  IN  SHARES

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    (a)You will not purchase as principal, or participate as broker in the purchase of, any shares of the Fund except from us or from your customers,
and then only at the price not lower than       the bid price then quoted
by or for the Fund. All purchases from us will be made only to cover orders already received by you from your customers or for your own bona fide investment.
    (b)You will not sell as principal, or participate as broker in the sale of, any shares of the Fund except at a price to the purchaser equal to the
applicable public offering price described in the       Fund's currently
effective prospectus, unless such sale is to the Fund or to us; but nothing in this subparagraph (b) shall prevent you from selling to us or to the
Fund any such shares for       the account of a customer at the bid price
then quoted by or for the fund and charging the customer a fair commission for handling the transaction.
    (c)You will not withhold placing a customer's order with us in such a manner as to profit yourself as a result of such withholding.
    (d)We will not accept a conditional order for shares of the Fund on any basis other than at a specified definite price.
  5.MISCELLANEOUS
    (a)The bid and public offering prices of shares of the Fund will be furnished from time to time to public information sources.
    (b)No person is authorized to make representations concerning shares of the Fund except those contained in the then effective prospectus and in other sales literature subsequently issued by us as information supplementary to such prospectus. In purchasing shares from us you will rely solely on the representations contained in such prospectus and other sales literature.
    (c)We reserve the right to amend this letter agreement, to reject in whole or in part any order sent to us by you, and to terminate this letter
agreement for any reason, including the violation       by you of any of
its provisions. This letter agreement will terminate automatically if you cease to be a member in good standing of the National Association of
Securities Dealers, Inc.,       as you represent yourself to be.
    (d)This letter agreement supersedes any prior sales agreement between us covering shares of the Fund.
    (e)All transactions contemplated by this letter agreement are subject to and must be in compliance with all applicable federal and state laws,
including the Securities Act of 1933 as amended,       the Securities
Exchange Act of 1934 as amended, the Investment Company Act of 1940 as amended, all rules and regulations under such Acts, and any applicable
rules of the National       Association of Securities Dealers, Inc.,
particularly Rule 26 of the Rules of Fair Practice.
    (f)Nothing in this letter agreement will be deemed or construed to make you an employee, agent, representative or partner of us or of the Fund, and you are not authorized to act for us or for the Fund or make any representations on our behalf or on behalf of the Fund. We will not be under any liability to you except for
obligations expressly assumed in this letter agreement       and any
liability under the Securities Act of 1933 as amended.
    (g)From time to time American Growth Fund Sponsors, Inc. may conduct Due Diligence conferences. To the extent permitted by applicable law, and
subject to the Rules of Fair Practice,       participation in these
conferences generally will be based upon a specified sales volume, and participants will be entitled to receive airfare, hotel accommodations, and
meals for two.  You       agree that if you object to permitting your sales
representatives to participate in these conferences (and do not intend to accept cash in lieu thereof to the extent provided by the Rules of Fair Practice) you will notify us in writing within 30 days of receiving notice of any sales promotions intended to result in the availability of such participation.

Please confirm the foregoing by signing one of the enclosed counterparts of this letter agreement, in the space provided below, and return it to us.
                                             Very truly yours,
Confirmed as of the above date.              AMERICAN   GROWTH  FUND
SPONSORS, INC.
Firm
By
         (Authorized Signature)
Address

    By

                                                               President
                               Rev. 12/94
                                 Amendment A, replaces section 3 of your
Selling Group Agreement with American Growth Fund Sponsors, Inc.
                                                                   March
1, 1996



A. Class A shares.


1.

       Sales of shares of Class A Common Stock of the Fund will be subject to, and American Growth Fund Sponsors will pay to dealers as applicable, sales charges (including any applicable contingent deferred sales charges ("CDSC")), discounts allowed to dealers, and agency fees on Class A shares purchased through us, in each case in the amount or amounts and in the manner and subject to any terms and conditions described in the Fund's prospectus and statement of additional information in effect at the time of the sale of the Class A shares subject to such charges.


2. Commencing one year after the investment date American Growth Fund Sponsors will pay selling broker/dealers up to .25 of 1% of the average daily net assets as a fee for shareholder servicing related to distribution of shares of the class (a "service fee") calculated annually and paid quarterly. The service fee payable to a broker/dealer will be based on the average daily net asset value of shares sold by such broker/dealer and remaining outstanding on the Fund's books during the period in which the fee is calculated.

3. If any shares are repurchased by the Fund or by us for the account of the Fund or are tendered for redemption within seven business days after confirmation to you of the original purchase order for such shares, you shall forthwith refund to us (or we may retain) the full dealer discount allowed to you on the original sale. We will notify you of such repurchase or redemption within 10 days of the date on which the certificate representing such shares is delivered to us or to the Fund.


B.  Class D Shares


1. Sales of shares of Class D Common Stock of the fund will be subject to, and American Growth Fund Sponsors will pay to dealers as applicable, sales charges (including any applicable CDSC), discounts allowed to

       dealers, and agency fees on Class D shares purchased through us, in each case in the amount or amounts and in the manner and subject to any terms and conditions described in the Fund's prospectus and statement of additional information in effect at the time of the sale of the Class D shares subject to such charges.

2. If any shares are repurchased by the Fund or by us for the account of the Fund or are tendered for redemption within seven business days after confirmation to you of the original purchase order for such shares, you shall forthwith refund to us (or we may retain) the full dealer discount allowed to you on the original sale. We will notify you of such repurchase or redemption within 10 days of the date on which the certificate representing such shares is delivered to us or to the Fund.

3. Class D shares are limited to the Fund's, the Adviser's and the Distributor's directors and officers and their spouses and family members, to certain institutional investors, including banks, corporations and accounts managed by specified types of fiduciaries, and to or for
retirement plans for     their employees or sold            to employees
of such     dealers (and their     spouses or for accounts     for their
minor     children) that have     sales agreements with     the
underwriter.  Such     persons must give     written assurance that
their purchase is made     for investment purposes     and that the
securities     will not be resold     except through     redemption or
repurchase     by the issuer. Class D     shares are also limited     to
the existing     beneficial holders of     Class D shares at the     time
of implementation     (March 1, 1996).     Sponsors reserves the     right
to ask for     adequate documentation     to ensure that     shareholders
are           eligible for the above     shares.


C. Class B Shares



1. Sales of shares of Class B Common Stock of the Fund will be subject to, sales charges (including any applicable CDSC), and agency fees on Class B shares purchased through us, in each case in the amount or amounts and in the manner and subject to any terms and conditions described in the Fund's prospectus and statement of additional information in effect at the time of the sale of Class B shares subject to such charges. American Growth Fund Sponsors will pay a sales commission of 4% of the aggregate value of shares sold payable on the next normally scheduled commission payment date following receipt of funds.

2. Commencing one year after the investment date American Growth Fund Sponsors will pay up to .25 of 1% of the average daily net assets for shareholder servicing related to distribution of shares of the class (a "service fee") calculated annually and paid quarterly. The service fee payable to a broker/dealer will be based on the average daily net asset value of shares sold by such broker/dealer and remaining outstanding on the Fund's books during the period in which the fee is calculated.

3. If any shares are repurchased by the Fund or by us for the account of the Fund or are tendered for redemption within seven business days after confirmation to you of the original purchase order for such shares, you shall forthwith refund to us (or we may retain) the full dealer discount allowed to you on the original sale. We will notify you of such repurchase or redemption within 10 days of the date on which the certificate representing such shares is delivered to us or to the Fund.




D.  Sales Charge Structure for American Growth Fund Class C Shares


1.
Sales of shares of Class C Common Stock of the Fund will be subject to, sales charges (including any applicable CDSC), and agency fees on Class C shares purchased through us, in each case in the amount or amounts and in the manner and subject to any terms and conditions described in the Fund's prospectus and statement of additional information in effect at the time of the sale of the Class C shares subject to such charges. American Growth Fund Sponsors will pay a sales commission of 1% of the aggregate value of shares sold payable on the next normally scheduled commission payment date following receipt of funds.

2.
In addition, commencing one year after the investment date, American Growth Fund Sponsors will pay a fee to qualifying broker/dealer firms at the equivalent of an annual rate of 1% of the average daily net asset value of the Class C shares, of which .75 of 1% would be a distribution fee and .25 of 1% will be a service fee. Such distribution and service fees will be paid quarterly, based on the average daily net asset value of shares sold by such broker/dealers and remaining outstanding on the Funds' books during the period in which the fee is calculated. 3. If any shares are
repurchased by the Fund     or by us for the account     of the Fund or are
   tendered for redemption     within seven business           days after
confirmation     to you of the original     purchase order for such
shares, you will     forthwith refund to us     (or we may retain) the
 full dealer discount     allowed to you on the     original sale.  We will
   notify you of such     repurchase or redemption     within 10 days of
the     date on which the     certificate representing     such shares is
delivered                             to us or to the Fund.